As Filed with the Securities and Exchange Commission on March 30, 2001
                                                    Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  ENCIBAR, INC.
             (Exact name of registrant as specified in its charter)


           UTAH                                               87-0396692
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification No.)

          131 NW 13TH STREET, SUITE 36
             BOCA RATON, FLORIDA                                   33432
          (Address of Principal Executive Offices)              (Zip Code)

                                STOCK UNDERLYING
                          THE ENCIBAR, INC. STOCK PLAN
                                       AND
                              CONSULTING AGREEMENTS
                             BETWEEN REGISTRANT AND
                          CONSULTANTS OF THE REGISTRANT

                            John B.M. Frohling, Esq.
                      Frohling, Hudak & Pellegrino, L.L.C.
                               425 Eagle Rock Ave.
                           Roseland, New Jersey 07068
          (Name and address, including zip code of agent for service)

                                  973-226-4600
          (Telephone number, including area code, of agent for service)

--------------------------------------------------------------------------------
                        CALCULTATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                                         PROPOSED
                                                                         MAXIMUM
                                                PROPOSED MAXIMUM         AGGREGATE
 TITLE OF SECURITIES TO       AMOUNT TO BE       OFFERING PRICE          OFFERING             AMOUNT OF
      BE REGISTERED            REGISTERED          PER SHARE*             PRICE*           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, Par Value
$.001 Per Share                   6,550,000              $.05              $ 327,500              $86.46
-------------------------------------------------------------------------------------------------------------

*Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c). There is no active trading in Common Stock of the Registrant.

                                     PART I

DESCRIPTION OF ENCIBAR, INC. STOCK PLAN

The Encibar, Inc. Stock Plan has been adopted by the Company to advance the interests of the Company and its shareholders by affording to key personnel of the Company, consultants and other persons who have made substantial contributions to the Company an opportunity to acquire or increase their proprietary interest in the Company by the issuance to such individuals of Awards, Options or Grants under the terms set forth in the Plan. By thus encouraging such individuals to become owners of Company shares, the Company seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Company in large part depends.

The Plan provides that 3,500,000 shares of the Company's Common Sock be allocated and issued for this purpose; five hundred thousand (500,000) shares to be given as awards; one million five hundred thousand (1,500,000) shares to underlie options to purchase Common Stock, and one million five hundred thousand (1,500,000) shares to be given as grants. Awards and Options can only be given to individuals who have been either in the employ of the Company, an officer, director or consultant for the preceding 6 months. Awards are not fully vested until the end of three years with the 1/12th of the aggregate award vesting at the end of each quarter. If the Awardee is terminated for cause or resigns the unvested portion of the award is forfeited. Options can be exercised at any time and upon exercise the underlying stock is fully vested with the purchaser. The Options are not transferable and are exerciseable for two (2) years after which time they expire. If the Optionee is terminated for cause or resigns all unexercised options are forfeited. A Grant of Stock pursuant to the terms of the Plan can only be given to persons who have made or expected to make a substantial contribution to the Company and the shares are not forfeitable.

The Company is registering all of the shares underlying the Plan in this Registration Statement.

DESCRIPTION OF CONSULTING, DIRECTORS AND EMPLOYMENT AGREEMENTS

The following table sets forth the number of shares of Common stock issued or authorized to be issued pursuant to certain Consulting and Employment Agreements attached hereto or incorporated herein by reference.

---------------------------------------------------------------------------------------------------------
                                              Compensation                        Number of Shares
Selling                                        Agreement                          covered by this
Shareholder                                  (Name of Plan)                       Registration Statement
---------------------------------------------------------------------------------------------------------
Luis Salazar            Consulting Agreement dated February 27, 2001                 750,000
---------------------------------------------------------------------------------------------------------
Terence Byrne           Consulting Agreement dated January 29, 2001                1,200,000
---------------------------------------------------------------------------------------------------------
Avi Mirman              Consulting Agreement dated March 15, 2001                  1,100,000
---------------------------------------------------------------------------------------------------------
TOTAL                                                                              3,050,000
---------------------------------------------------------------------------------------------------------

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this registration statement:

          (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000.

          (b)     Registrant's report on Form 8-K filed March 9, 2001.

All documents filed by the Registrant pursuant to Sections 13(a), 13 (c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

The authorized capital stock of Registrant consists of one hundred million (100,000,000) shares, par value $.001 per share, all of which are designated Common Stock. As of March 28, 2001 there were 11,396,690 shares of Common Stock issued and outstanding.

Registrant's board of directors may determine the times when, the terms under which, and the consideration for which Registrant shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable by Registrant.

The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5.  Interest of Named Experts and Counsel.

The Company has granted 160,000 shares of Common Stock to John Frohling, Esq. of the law firm of Frohling Hudak & Pellegrino, L.L.C., which firm acts as Special Counsel to the Registrant.

Item 6.  Indemnification of Directors and Officers.

Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

Exhibit
No.                                 Item

4.1      Encibar, Inc. Stock Plan adopted March 19, 2001.

4.2 Consulting Agreement between the Registrant and Luis Salazar dated February 27, 2001.

4.3 Consulting Agreement between the Registrant and Terence Byrne dated January 29, 2001.

4.4 Consulting Agreement between the Registrant and Avi Mirman dated March 15, 2001.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

23.1 Consent of Mantyla McReynolds, Certified Public Accountants, Independent Auditor for the Registrant.

23.2 Consent of Frohling, Hudak & Pellegrino, LLC, (set forth in the opinion of counsel included as Exhibit 5.1).


Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

         (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, United States of America, on the 30th day of March, 2001.

                                      ENCIBAR, INC.

                                      By: /s/ John Kaiser
                                        ----------------------------------------
                                        John Kaiser, President and
                                        Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities, and on the date, indicated.

          Signature                         Title                    Date

/s/ JOHN M. KAISER                    President and CEO         March 30, 2001
-------------------------------
John M. Kaiser

/s/ RICHARD LIBUTTI                   Chief Financial Officer   March 30, 2001
-------------------------------
Richard Libutti

/s/ FRED SCHWARTZ                     Chief Operating Officer   March 30, 2001
-------------------------------
Fred Schwartz


Majority of the Board of Directors

 /s/ JOHN M. KAISER                   Director                  March 30, 2001
-------------------------------
John M. Kaiser

/s/ MURRAY SCHWARTZ                   Director                  March 30, 2001
-------------------------------
Murray Schwartz

/s/ FRED SCHWARTZ                     Director                  March 30, 2001
-------------------------------
Fred Schwartz

/s/ JOHN SUGRUE                       Director                  March 30, 2001
-------------------------------
John Sugrue

                     INDEX TO EXHIBITS BEING FILED HEREWITH


EXHIBIT
NO.                        ITEM
-------                    ----

4.1      Encibar, Inc. Stock Plan adopted March 19, 2001.

4.2 Consulting Agreement between the Registrant and Luis Salazar dated February 27, 2001.

4.3 Consulting Agreement between the Registrant and Terence Byrne dated January 29, 2001.

4.4 Consulting Agreement between the Registrant and Avi Mirman dated March 15, 2001.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

23.1 Consent of Mantyla McReynolds, Certified Public Accountants, Independent Auditor for the Registrant.

23.2 Consent of Frohling, Hudak & Pellegrino, LLC, (set forth in the opinion of counsel included as Exhibit 5.1).


                                       11